EXHIBIT 2.4

RESOLUTION OF
THE BOARD OF DIRECTORS
OF
TEXTECHNOLOGIES, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of the Corporation at a special meeting, notice to this meeting having been waived, held at 78 Marylebone High Street, London, UK on  December 1st, 2006

The Board of Directors who were present for this meeting & took active part therein were:

Peter Maddocks

WHEREAS there has been presented to and considered by this meeting a Motion to mark the acquisition of Middleton Settlement, Ltd, by Textechnologies,

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that: the company approves said acquisition of Middleton Settlement into Textechnologies, Inc.

Peter Maddocks, Director of the corporation, hereby signifies by affixing his signature hereto that these directors have duly considered & voted on this matter and have resolved to effectuate this Motion commensurate with their fiduciary duties towards the corporation and in guidance upon the current bylaws.

DATED: December 1st, 2006

_________________________
David E. Price, Esq.; Secretary